EXHIBIT 16.1

June 8, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549

Commissioners:

We have read the statements made by Midwest Energy Emissions Corp. under Item 4.01 of Form 8-K dated June 3, 2020.  We agree with the statements concerning our firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Midwest Energy Emissions Corp. contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP